Citigroup Managed Futures LLC
                        731 Lexington Avenue, 25th Floor
                               New York, NY 10022

by Edgar


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549


Re:     Citigroup Diversified Futures Fund L.P.
        Supplement to Registration Statement on Form S-1
        File No. 333-117275


Ladies and Gentleman:

     On behalf of Citigroup Diversified Futures Fund L.P. (the "Partnership") I am transmitting herewith for filing, pursuant to the Rule 424 (b) (3) of the Securities Act of 1933, as amended, a Supplement dated September 30, 2007 to the Partnership's prospectus dated April 30, 2007.

Should you have any questions, please telephone me at (212) 559-5046.


Very truly yours,

By: /s/ Jennifer Magro
        --------------
        Jennifer Magro
        Chief Financial Officer and
        Director


Enclosures

                    Citigroup Diversified Futures Fund L.P.
                                 September 2007

The net asset value for Citigroup Diversified Futures Fund L.P. was $951.74 per unit at the end of September, up 3.9% for the month and up 1.7% year to date.

The Fund was positive for the month of September as profits in currency, grains and energy markets were partially offset by losses in global fixed income and soft commodities markets.

Profits were earned in September in both financial and commodity markets. The aggressive rate cut by the Federal Reserve in September and reports of slowing growth in the U.S. economy triggered the dollar weakness against most major currencies, rendering profits for the Fund. Gains were generated from trading in the wheat and soybean complex as prices rallied significantly for the month on reduced supply expectations. Energy markets also proved profitable as crude oil positions rose to record levels above $80 on declining inventory, a weaker U.S. dollar and expectations of higher future demand based on a lower interest rate environment.

Trading in global fixed income markets resulted in losses as prices unexpectedly dropped. Losses were also realized in soft commodities markets, primarily in coffee, as prices spiked on speculation that dry weather in Brazil will hurt blossom growth and cut the next harvest.

Past performance is not necessarily indicative of future results.

If you have any questions regarding the Fund or would like information about other Citigroup managed futures investment opportunities, please contact your Smith Barney Financial Advisor.

Citigroup Managed Futures LLC

                     Citigroup Diversified Futures Fund L.P.
                                Account Statement
                           For the Period September 1,
                           Through September 30, 2007

                                                       Percent
                                                     of Average
                                                     Net Assets

Realized gains from trading             $6,575,949       0.81%
Change in unrealized gains/losses
     from trading                       28,976,016       3.60
                                       ------------      -----
                                        35,551,965       4.41
Less, Brokerage commissions
     and clearing fees ($152,927)        4,112,645       0.51
                                       ------------      -----
Net realized and unrealized gains       31,439,320       3.90
Interest Income                          2,085,512       0.26
                                       ------------      -----
                                        33,524,832       4.16
                                       ------------      -----
Less, Expenses:
     Management fees                     1,339,915       0.17
     Incentive fees                        587,205       0.07
     Other expenses                        199,606       0.02
                                         2,126,726       0.26
                                       ------------      -----
Net income                              31,398,106       3.90%
                                                         ====

Additions (8,019.5631 L.P. units
at August 31, 2007 net asset
value per unit of $916.01)               7,346,000
Redemptions (31,324.2217 L.P. units
at September 30, 2007 net asset
value per unit of $951.74)             (29,812,515)
                                       ------------
Increase in net assets                   8,931,591
Net assets, August 31, 2007            797,499,952
                                       ------------
Net assets, September 30, 2007        $806,431,543
                                       ===========
Net Asset Value per unit
  ($806,431,543 / 847,319.5319 Units)      $951.74
                                            ======


To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

 By: /s/ Jennifer Magro
         ----------------------------------
         Jennifer Magro
         Chief Financial Officer and Director
         Citigroup Managed Futures LLC
         General Partner, Citigroup
         Diversified Futures Fund L.P.